Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces $252 Million Strategic Equity Investment Partnership with Koch Minerals & Trading LLC

Investment to Advance Phase-One Development of Company’s Well-Positioned, Sustainable North American Lithium Brine Resource

Partnership Creates Opportunity for Execution Synergies to Drive Value Creation Across the Entire Compass Minerals Platform

OVERLAND PARK, Kan. (Sept. 14, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced that Koch Minerals & Trading, LLC (KM&T), a diverse global trading, logistics and investment company and subsidiary of Koch Industries, Inc. (KII), has agreed to make a $252 million investment in Compass Minerals through the purchase of Compass Minerals common stock to support phase-one development of its previously identified 2.4 mMT lithium carbonate equivalent (LCE) Great Salt Lake resource and debt reduction.

“We are pleased to welcome KM&T as our investment partner and look forward to leveraging their deep expertise and proven track record of building value,” said Kevin S. Crutchfield, president and CEO. “Securing funding to aggressively pursue phase one of our lithium growth opportunity has been an important focus for our management team. This strategic investment will help drive our lithium project forward, strengthen our balance sheet and enhance execution capabilities across our entire platform.”

Approximately $200 million of the proceeds from the investment are expected to be used to advance the first phase of the company’s sustainable lithium development project. This figure represents approximately 75% of total phase-one funding needs, according to the company’s FEL-1 level project cost estimates, including the full funding required through calendar year 2024 toward the construction of a commercial scale, direct lithium extraction (DLE) and lithium conversion plant at the company’s Ogden, Utah, solar evaporation facility. Compass Minerals expects the project’s annual commercial production capacity to ultimately be approximately 35 kMT LCE, with an initial phase-one capacity of approximately 11 kMT LCE coming online by 2025.

As part of the agreement, the companies will also explore value creation opportunities across Compass Minerals’ broader operational platform by leveraging the expansive capabilities of KII’s many operating subsidiaries, including in the areas of supply and procurement of fuel and raw materials, freight and logistics synergies, and project engineering and development support.

“Koch Minerals & Trading is excited to partner with fellow Kansas-based company, Compass Minerals, a leading producer of salt, fertilizers and other essential products and materials. We admire Compass Minerals for its values and its vision to produce products that help keep people safe, feed the world and enrich lives. KM&T seeks partners like Compass Minerals to apply its bulk commodity capabilities to create greater value for customers, communities and shareholders. KM&T will also be working closely with Compass Minerals and other Koch companies to unlock a significant lithium resource at Compass Minerals’ Great Salt Lake facility and become one of the first major U.S.-based lithium producers,” said Jon Chisholm, KM&T Vice President.

Compass Minerals expects to use the remaining $52 million of proceeds from the KM&T investment, less transaction expenses, to reduce debt, representing a significant step toward aligning the company’s capital structure with its corporate growth strategy.

Key Transaction Terms

Under the terms of the investment agreement, KM&T has agreed to purchase 6,830,700 shares of Compass Minerals common stock at a price of $36.87 per share, resulting in proceeds to Compass Minerals of $252 million. The issuance price represents a 6.2% discount to the closing price and an 8.0% discount to the 5-day volume weighted average price as of Sept. 13, 2022. The private placement of shares is subject to the satisfaction of customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 review. The private placement of shares is expected to close in the fourth quarter of calendar year 2022, subject to the satisfaction of customary closing conditions.

After the transaction closes, KM&T will own approximately 17% of Compass Minerals’ outstanding shares of common stock and will have the ability to appoint two additional members to the Compass Minerals board of directors.

Perella Weinberg Partners LP acted as sole financial advisor to Compass Minerals in the transaction and Cleary Gottlieb Steen & Hamilton LLP acted as the company’s legal advisor. Jones Day acted as legal advisor for KM&T.

Lithium Strategy Update Call

As previously announced, an informational call will be held Thursday, Sept. 15, 2022, from 8:30 a.m. to 10:00 a.m. ET to provide an update on the results of the company’s ongoing evaluation of development options and strategic path forward to maximize the long-term value of its lithium resource. Participants from Compass Minerals will include: president and CEO, Kevin Crutchfield; head of lithium, Chris Yandell; senior vice president, lithium commercial and technology, Ryan Bartlett; and CFO, Lorin Crenshaw.

Access to the conference call will be available via webcast at investors.compassminerals.com or by dialing 1-888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 1-646-960-0469. An audio replay of the conference call will be available on the company’s website.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

About Koch Industries

Based in Wichita, Kansas, Koch Industries, Inc. is one of the largest private companies in America, with estimated annual revenues that have exceeded $125 billion. It owns a diverse group of companies involved in industrial manufacturing, agriculture, building materials, glass, automotive components, refining, renewable energy, chemicals and polymers, pulp and paper, packaging, consumer products, electronics, enterprise software, data analytics, medical products, engineered technology, project services, recycling, supply chain and logistics, global commodities trading, and investments. Since 2003, Koch companies have invested nearly $150 billion in growth and improvements. With a presence in more than 70 countries, Koch companies employ more than 120,000 people worldwide, with about half of those in the United States. For more news and information, visit www.KOCHind.com.

Koch Minerals & Trading, LLC, a subsidiary of KII, is a diverse global trading, logistics, and investment company with over 500 employees and 1,000 customers in more than 50 countries. KM&T has significant industry knowledge and experience in stewarding businesses toward long-term value creation.

Forward Looking Statements and Other Disclaimers

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s lithium brine development project; the KM&T investment; synergies between the company and KM&T; ability to leverage KM&T expertise and build value, progress the lithium project, strengthen the balance sheet and enhance execution capabilities; use of investment proceeds; project funding needs; construction of a DLE plant; eventual LCE production capacity; value creation opportunities; and whether, when and on what terms the KM&T investment may be consummated. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America, and (vi) impacts of the COVID-19 pandemic. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Transition Report on Form 10-KT for the transition period ended Sept. 30, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2021, March 31, 2022 and June 30, 2022 filed with the SEC, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Media Contact	Investor Contact
Rick Axthelm	Valerie Tymosko
Chief Public Affairs and Sustainability Officer	Interim Senior Director of Investor Relations
+1.913.344.9198	+1.913.344.9496
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com